Exhibit 10.15

ADC Therapeutics Ltd

2016 Share Purchase Plan

ADC Therapeutics Ltd – 2016 Share Purchase Plan	2 | 7

	Table of Contents

1.	Purpose		3

2.	Eligibility and Participation		3

3.	Offer to Purchase Shares		3

4.	Purchase Price and Promissory Note		3

5.	Completion		4

6.	Leaver Provisions		5

7.	Dealing in Shares		5

8.	Adherence to Shareholders’ Agreement		6

9.	Additional Provisions		6
	9.1	No Right of Continued Contractual Relationship	6
	9.2	Taxes and Social Security Contributions	6
	9.3	Amendment, Administration and Termination	6
	9.4	Data Protection	7
	9.5	Severability	7
	9.6	Applicable Law and Jurisdiction	7

10.	Approval and Date of Effect of the Plan		7

ADC Therapeutics Ltd – 2016 Share Purchase Plan	3 | 7

1.	Purpose

The purpose of this 2016 Stock Purchase Plan (such plan, as amended from time to time, the Plan) is to provide select employees, members of the board of directors or independent contractors of ADC Therapeutics Ltd (the Company) or its subsidiaries (each an Eligible Person) with an opportunity to participate in the future long term success and growth of the Company and its subisidiaries and to align their interest with those of the shareholders of the Company. It is intended that the Plan will motivate and retain such individuals as well as foster entrepreneurial behavior and thus enhance the value of the Company for the benefit of its shareholders.

2.	Eligibility and Participation

(a)	In general, Eligible Persons are select employees, members of the board of directors and independent contractors of the Company or of a subsidiary of the Company. Being an Eligible Person as such does not provide any right or claim to actually participate in the Plan (and thus become a Participant) at any time. The board of directors of the Company (the BoD) in its sole discretion and from time to time determines the Eligible Persons to whom participation in the Plan shall actually be offered.

(b)	The BoD may invite Eligible Persons from time to time to participate in the plan by entering into an individual Share Purchase Agreement substantially in the form as set out in Annex A (each a Share Purchase Agreement). By executing the Share Purchase Agreement, a Participant accepts and acknowledges the terms and conditions of the Plan as well as the details contained in the Share Purchase Agreement and, thus, becomes a Participant to the extent set out in the Share Purchase Agreement.

(c)	The right to participate in the Plan is personal and not transferable, except that, subject to the BOD’s prior approval and the transferee’s assumption of all obligations of the Participant under the Plan, such right may be transferred to family members and family trusts before the Shares are listed on an internationally recognized securities exchange.

(d)	Neither the establishment of or participation in the Plan, nor the payment of any benefits and transfer of Shares, nor any action of the Company or its subsidiaries or of the BoD shall be held or construed to confer upon any Participant or Eligible Person any right to participate in the Plan in the future.

3.	Offer to Purchase Shares

The BoD in its sole discretion may offer a defined number (including fractions) of class A common shares in the Company (including fractions of a share, the Shares) to select Eligible Persons for direct or indirect purchase in accordance with the provisions of this Plan and subject to the execution of a Share Purchase Agreement.

4.	Purchase Price and Promissory Note

(a)	The purchase price for the Shares (the Purchase Price) shall be determined by the BoD in accordance with rulings obtained from the competent tax authorities (if any) from time to time.

ADC Therapeutics Ltd – 2016 Share Purchase Plan	4 | 7

(b)	The Participant shall pay the Purchase Price, directly or indirectly, as follows:

(i)	the nominal value of the Shares shall be paid in cash; and

(ii)	the balance between the Purchase Price and the nominal value of the Shares shall be paid at the election of the Participant in cash or in the form a promissory note from the Participant to the Company substantially in the form as attached to the form of the Share Purchase Agreement (the Promissory Note) or partly in cash and partly in the form of a Promissory Note.

(c)	The Promissory Note shall provide for full recourse, be repayable within five years (subject to early repayment in certain events) and shall bear interest at the minimum interest rate pursuant to the guidelines for related party transactions as periodically published by the Swiss Federal Tax Authority (AFC).

5.	Completion

(a)	Given that, as a matter of corporate law, the Company may not issue fractional shares, the Shares shall be issued to A.T. Holdings II Sari, Epalinges, or any other affiliate of the Company (ATH II). The legal interest in the Shares shall be held by ATH II as a nominee on behalf and for the account of each Participant.

(b)	On a date mutually agreed by ATH II and the Participant (the Completion Date), but no later than 10 business days from the date of execution of the respective Share Purchase Agreement, the Participant shall deliver, or procure the delivery, to ATH II:

(i)	a cash amount representing the nominal value of the Shares; and

(ii)	as elected by the Participant, a cash amount and/or an executed counterpart of the Promissory Note for the balance between the Purchase Price and the nominal value of the Shares.

(c)	On the Completion Date, ATH II and the Company shall enter into a subscription agreement (the Subscription Agreement), pursuant to which ATH II will subscribe for a sufficient number of Shares to ensure the delivery to the Participant of the Shares purchased by the Participant, pay the nominal value of the Shares in cash and deliver to the Company the Promissory Note in lieu of paying the share premium.

(d)	On or before the Completion Date, the Participant and ATH II shall enter into a Nominee Agreement substantially in the form as attached to the form of the Share Purchase Agreement (the Nominee Agreement).

(e)	As soon as practicable after the Completion Date, but no earlier than the date of receipt of the provisional commercial register excerpt (Tagebuchauszug) evidencing the issuance of the Shares to ATH II, the Company shall register ATH II as a shareholder with voting rights and nominee for the Participant with regard to the Shares.

ADC Therapeutics Ltd – 2016 Share Purchase Plan	5 | 7

6.	Leaver Provisions

(a)	If the Participant’s employment relationship with the Company or any subsidiary of the Company (the Employment) is terminated for whatever reason, the Company (and|or its designee) shall have the right, but not the obligation, to repurchase within thirty (30) calendar days of such termination such portion of the Participant’s Shares as is determined in accordance with the table below at a price per Share equal to the purchase price of such Share (calculated by dividing the applicable Purchase Price for all Shares by the number of Shares being acquired under the relevant Share Purchase Agreement) as of the date the Participant is provided with a written notice requiring the repurchase of his Shares.

Date of termination of the Employment:	% of Participant’s Shares that Company (and|or its designee) may repurchase
prior to or on the first anniversary of the Reference Date (as defined below)	100%
after the first anniversary but on or before the second anniversary of the Reference Date	75%
after the second anniversary but on or before the third anniversary of the Reference Date	50%
after the third anniversary but on or before the fourth anniversary of the Reference Date	25%
after the fourth anniversary of the Reference Date	0%

(b)	The Reference Date with respect to each Share Purchase Agreement shall be the date of such Share Purchase Agreement or any other date as determined by the BoD and stated in such Share Purchase Agreement.

(c)	The consideration for such repurchase may at the election of the Company be satisfied by a waiver of all or part of the Participant’s outstanding obligations under the relevant Promissory Note (if any).

(d)	The Company shall not terminate the Employment solely for the purposes of causing the Participant not to enjoy the economic benefits of this Agreement.

7.	Dealing in Shares

The Participant shall not, before the Shares or any shares substituted for the Shares are listed on an internationally recognized securities exchange (but subject, however, to any lock-up arrangement in connection with such listing), transfer, dispose, assign, grant security over, pledge or otherwise deal in or grant any interest over any interest in the Shares (or the Participant’s rights and entitlements thereto or under the Nominee Agreement) to any person without prior written consent of the Company.

ADC Therapeutics Ltd – 2016 Share Purchase Plan	6 | 7

8.	Adherence to Shareholders’ Agreement

The Participant shall undertake to the Company (for itself and on behalf of each other party to the Amended and Restated Shareholders Agreement relating to the shares in the Company dated November 19, 2015, as amended or replaced from time to time (the Shareholders’ Agreement)), with respect to the Shares or any rights and entitlements thereto and to the Nominee Agreement and with effect from the date of the relevant Share Purchase Agreement, to assume, perform and comply with each of the obligations as a Shareholder under the and as defined in the Shareholders’ Agreement, as if the Participant had been a party thereto at the date of its execution. To the extent the Shareholders’ Agreement refers to the Shares, it shall also refer to any rights and entitlements of the Participant thereto or under the Nominee Agreement.

9.	Additional Provisions

9.1	Participants’ Contractual Relationships

(a)	Neither the establishment of the Plan, nor the participation in the Plan, nor the payment of any benefits and transfer of Shares, nor any action by the Company or its subsidiaries or the BoD relating to the Plan shall be held or construed to confer upon any Participant any legal right for continuance of the contractual relationship with the Company or its relevant subsidiary (as applicable).

(b)	The Company and its subsidiaries expressly reserve the right to terminate the contractual relationship of any Participant whenever the interest of the Company or its subsidiaries may require so, without any liability of the Company and its subsidiaries, except as to any rights which may be expressly conferred upon such Participant under the Plan or the Participant’s contractual agreement.

(c)	Nothing in the Plan shall be construed as being considered as part of the salary or compensation for the purposes of calculating any resignation, redundancy or other termination payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any similar kind.

9.2	Taxes and Social Security Contributions

(a)	Every Participant is responsible for the correct tax and social security declarations and payments according to the applicable law.

(b)	Any arising wage tax, income tax, capital gains tax, social security contributions or any other taxes or contributions payable by the Participant, must be borne by the Participant in accordance with applicable law.

(c)	The Participant’s employer has the right to make withholdings from a Participant’s salary or retain Shares to meet payroll withholding obligations or request payment from the Participant unless the funds are provided otherwise to the employer.

9.3	Amendment, Administration and Termination

(a)	The Plan is administered by the BoD. The BoD in its sole discretion may at any time and from time to time appoint a person or entity to administer the Plan (the Plan Administrator).

ADC Therapeutics Ltd – 2016 Share Purchase Plan	7 | 7

(b)	The BoD may terminate, suspend or amend this Plan at any time, at its sole discretion with regard to all or some future or past purchases of Shares under this Plan. Any adverse economic effects of such termination, suspension or amendment on purchases already made pursuant to a Share Purchase Agreement shall be fairly compensated in cash, by replacement by other benefits, or otherwise.

(c)	Unless otherwise provided in the Plan, the BoD has full power to construe and interpret the Plan, establish and amend regulations and perform all other acts relating to the Plan, including the delegation of administrative tasks to third parties, to the extent that it deems reasonable and adequate.

(d)	All decisions made by the BoD pursuant to the provisions of the Plan and related resolutions of the BoD shall be final, conclusive and binding for the Company, ATH II and the Participants.

9.4	Data Protection

The Participant consents to the collection and processing of personal data relating to the Participant by the BoD, the Plan Administrator, the Company’s subsidiaries and any other person the Company may find appropriate for the administration of the Plan. The data will be used by the aforementioned parties to fulfill their obligations and exercise their rights under the Plan, enter into agreements (if any), issue statements and communication relating to the Plan, and generally administer and manage the Plan, including keeping records of participation levels. The data processing may be performed within or outside of Switzerland.

9.5	Severability

Should any of the provisions of the Plan become, or be held to be, in whole or in part, obsolete, invalid or unenforceable, all other regulations shall remain in force and shall continue to apply. Any obsolete, invalid or unenforceable provision shall be deemed to be automatically amended and replaced by valid, effective and enforceable provisions, which accomplish as far as possible the purpose and intent of this Plan with respect to the obsolete, invalid or unenforceable provision.

9.6	Applicable Law and Jurisdiction

(a)	This Plan shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

(b)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out ofor in connection with or related to this Plan (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be Epalinges, Switzerland.

10.	Approval and Date of Effect of the Plan

(a)	This Plan has been approved by the BoD and shall become effective on 18 November, 2016.

(b)	The Participants accept the terms and regulations of this Plan by signing the respective Share Purchase Agreement.

Annex A: Form of Share Purchase Agreement

Final_17 March 2016

Confidential

Share Purchase Agreement

dated [Month] [Day], 2016

by and between

[Name of employee] [Address of employee]	(hereinafter the Participant)
and

A.T. Holdings II Sàrl	(hereinafter ATH II)
Biopôle
route de la Corniche 3 B
1066 Epalinges
Switzerland

and

ADC Therapeutics Ltd	(hereinafter the Company,
route de la Corniche 3 B	together with the Participant and
1066 Epalinges	ATH II the Parties)
Switzerland

regarding the purchase of shares under the 2016 Share Purchase Plan of the Company

Share Purchase Agreement between ■ and A.T. Holdings II Sàrl and ADC Therapeutics Ltd.	2 | 4

Whereas

A.	The Participant wishes to purchase from ATH II, and ATH II wishes to sell to the Participant, ■ [number of shares allocated to the employee] Class A common shares in the Company subject to and in accordance with the terms of this Agreement and the 2016 Share Purchase Plan of the Company attached hereto as Annex A (the Plan).

Now, therefore, the Parties agree as follows:

1.	Definitions

Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Plan.

2.	Purchase

(a)	ATH II hereby agrees to sell and the Participant hereby agrees to purchase ■ ([number in words]) Shares subject to the terms of this agreement and the Plan.

(b)	The Purchase Price shall be the aggregate sum of CHF ■ and shall be satisfied as follows:

(i)	CHF ■ shall be paid in cash (the Cash Amount); and

(ii)	the balance between the Purchase Price and the Cash Amount shall be paid in the form of a Promissory Note.

(c)	The Shares shall be sold with full title guarantee free from all encumbrances and shall have the rights, preferences and priorities as set forth in the articles of association of the Company.

3.	Completion

(a)	The Completion Date shall be ■ 2016.

(b)	The form of the Promissory Note to be executed by the Completion Date (if any) is attached hereto as Annex 3(b).

(c)	The form of the Nominee Agreement to be entered into by the Completion Date is attached hereto as Annex 3(c).

Share Purchase Agreement between ■ and A.T. Holdings II Sàrl and ADC Therapeutics Ltd.	3 | 4

4.	Adherence to Shareholders’ Agreement

The Participant hereby adheres to the Shareholders’ Agreement with effect as from the date hereof and in accordance with Article 8 of the Plan.

5.	Leaver Provisions – Reference Date

The Reference Date for purposes of Article 6 of the Plan shall be [the date of this Agreement | ■].

6.	Governing Law and Jurisdiction

(a)	This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

(b)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out ofor in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be Epalinges, Switzerland.

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Share Purchase Agreement between ■ and A.T. Holdings II Sàrl and ADC Therapeutics Ltd.	4 | 4

The Participant

[Name]

A.T. Holdings II Sàrl

[Name]	[Name]
[Function]	[Function]

ADC Therapeutics Ltd

[Name]	[Name]
[Function]	[Function]

Annex A of the Share Purchase Agreement between ■ and A.T. Holdings II Sàrl and ADC Therapeutics Ltd.	1 | 1

Annex A: 2016 Share Purchase Plan

Annex 3(a) of the Share Purchase Agreement between ■ and A.T. Holdings II Sàrl and ADC Therapeutics Ltd.	1 | 1

Annex 3(a): Form of Promissory Note

Final_17 March 2016

Confidential

Promissory Note

dated as of________________ 2016

The undersigned, [name and address] (the Borrower), hereby unconditionally promises to pay to ADC Therapeutics Ltd, Epalinges, Switzerland (CHE-461.408.645) (the Lender), the amount of USD [include amount] ([amount in words] U.S. Dollars) (the Principal Amount), in immediately available funds, pursuant to the following terms and provisions:

1.	The Borrower hereby promises to pay to the Lender any outstanding balance of the Principal Amount, and any accrued interest, in full, by no later than [the tenth anniversary of the date hereof].

2.	In the event of an Early Repayment Event (as defined below), the Borrower hereby promises to pay to the Lender any outstanding balance of the Principal Amount, and any accrued interest, in full within 30 calendar days following such Early Repayment Event.

An Early Repayment Event is defined as a (i) change of control wherein a person, or group of persons acting in concert (including AstraZeneca UK Limited, any affiliate thereof or any company it controls, but excluding Auven Therapeutics Holdings L.P. and any other company in which Auven Therapeutics Holdings L.P. holds a direct or indirect controlling interest) obtains more than 50% of the voting rights in the Lender; or (ii) a sale of all or substantially (i.e., no less than 90% of the fair market value) all of the assets of the Lender; provided that, without prejudice to Clause 1, in the event that the Early Repayment Event does not deliver to the Borrower sufficient net upfront proceeds to satisfy the outstanding Principal Amount at that time, then the Borrower and the Lender shall enter into good faith negotiations regarding the appropriate and reasonable repayment terms.

3.	In the event of an IPO (as defined in the Amended and Restated Shareholders Agreement relating to the shares in the Lender dated November 19, 2015) of the Lender, the Borrower and the Lender shall, without prejudice to Clause 1, enter into good faith negotiations regarding the appropriate repayment schedule in the event the Borrower disposes of shares in the Lender such that the Borrower is repaying the Principal Amount proportionately to sales of shares.

4.	The Borrower hereby promises to pay to the Lender interest on the unpaid Principal Amount for the period from and including the date hereof to but excluding the date the Principal Amount be paid in full, at the minimum interest rate pursuant to the guidelines for related party transactions as periodically published by the Swiss Federal Tax Authority (AFC). Interest on this Promissory Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. The current interest rate prescribed by the AFC is 0.25% per annum.

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5.	The Borrower may prepay the Principal Amount, or any part thereof, at any time, along with accrued interest, but may not re-borrow any amount so prepaid.

6.	The Borrower may repay the Principal Amount, or any part thereof, at any time by delivering all or part of the shares in the Lender purchased by the Borrower under the Share Purchase Agreement dated ■, 2016, between the Borrower, the Lender and A.T. Holdings II Sàrl back to the Lender in full or partial satisfaction of the Principal Amount. For the purposes of this Clause 6, the value of the shares so delivered back to the Lender shall be determined in accordance with internationally recognized valuation principles.

7.	Upon the occurrence of any of the following events, each of which shall constitute a default under this Promissory Note, the Principal Amount and accrued interest shall thereupon or thereafter, at the option of Lender, without notice or demand, become immediately due and payable: (a) failure of the Borrower to pay in full any amounts due under this Promissory Note; (b) the death of the Borrower; (c) the entry of a judgment against the Borrower, or the issuing of any attachments or garnishment or the filing of any lien against any property of the Borrower, which is not satisfied within thirty (30) days of the date thereof; and (d) the taking of possession of any substantial part of the property of the Borrower at the instance of any governmental authority.

8.	The Borrower shall make all payments under or in respect of this Promissory Note without set-off or counterclaim and free and clear of any withholding or deduction for or on account of tax, save as may be required by law.

9.	The Borrower shall pay, on demand and on a full indemnity basis, all costs and expenses (including VAT) which from time to time may be incurred by the Lender in connection with any breach by the Borrower of its obligations under or in relation to the Promissory Note.

10.	Any demand or notice in respect of this Promissory Note shall be in writing and (without prejudice to any other effective means of serving it) may be served on the Borrower personally or by mail to the address indicated on page 1 hereof or any other address notified to the Lender in writing from time to time.

11.	No failure by the Lender to exercise or delay by the Lender in exercising any right or remedy under or in respect of this Promissory Note shall operate as a waiver of it, nor shall any single partial or defective exercise by the Lender of any such right or remedy preclude any other or further exercise of that or any other right or remedy.

12.	The Borrower may not assign or transfer any of its rights or obligations under this Promissory Note without the Lender’s prior written consent.

13.	This Promissory Note shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

14.	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out ofor in connection with or related to this Promissory Note (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be Epalinges, Switzerland.

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4 | 4

The Borrower

[Name]

Agreed and accepted by the Lender:

ADC Therapeutics Ltd

[Name]	[Name]
[Function]	[Function]

Annex 2(c) of the Share Purchase Agreement between ■ and A.T. Holdings II Sàrl and ADC Therapeutics Ltd.	1 | 1

Annex 2(c): Form of Nominee Agreement

Final_17 March 2016

Confidential

Nominee Agreement

dated [Month] [Day], 2016

by and between

[Name of employee]
[Address of employee]	(hereinafter the Participant)

and

A.T. Holdings II Sàrl
Biopôle
route de la Corniche 3 B	(hereinafter ATH II or the Nominee)
1066 Epalinges
Switzerland

regarding shares in ADC Therapeutics Ltd

Whereas

A.	On ■, 2016, the Participant, ATH II and ADC Therapeutics SA (the Company) entered into a Share Purchase Agreement regarding the purchase by the Participant of Class A common shares in the Company.

B.	On or around the date hereof, the Participant will purchase ■ Class A shares in the Company (the Shares) from ATH II, such Shares to be held by ATH II as nominee.

C.	The Participant wishes to appoint ATH II as nominee in relation to the Shares and ATH II wishes to act as nominee for the Participant subject to and in accordance with the terms of this Agreement.

Now, therefore, the Parties agree as follows:

1.	Appointment of Nominee

(a)	The Participant hereby appoints and designates ATH II as nominee of the Shares for the Participant upon the terms and conditions of this Agreement.

Nominee Agreement between ■ and ■	2 | 4

(b)	The Nominee shall hold the Shares not in its own name but on behalf and for the account of the Participant until either Party terminates this Agreement, it being understood and agreed that the Participant may only terminate the Agreement after the Company has completed a share split which results in the Participant no longer being the holder of fractional shares in the Company but only of a whole number of shares.

(c)	This Agreement shall automatically terminate upon the Participant’s due registration as a shareholder of the Company. The Nominee hereby assigns such shares in the Company as it will hold as nominee for the Participant under this Agreement, and transfer all voting and shareholder rights associated therewith, upon such automatic termination.

2.	Voting and Shareholder Rights

(a)	Any shareholder rights under and in connection with the Shares shall be exercised by the Nominee.

(b)	The Nominee may exercise the voting rights relating to the Shares at the general shareholders’ meetings of the Company, taking into account the wishes of the Participant, both acting reasonably, and in compliance with the Amended and Restated Shareholders Agreement relating to the shares in the Company dated November 19, 2015, or any subsequent shareholders’ agreement (such agreement as in force at any time the Shareholders’ Agreement).

(c)	The Parties agree that the Participant shall be entitled to any dividends or other distributions made with respect to the Shares. The Nominee shall be entitled to set off any claims for indemnity pursuant to Article 3 of this Agreement against such dividends or other distributions.

(d)	The Nominee undertakes to deliver to the Participant copies of any and all shareholder communications of the Company within a reasonable period following receipt by the Nominee of the same.

3.	Indemnity

Any and all risks and consequences that may result for the Nominee out of this Agreement shall be borne by the Participant. The Participant agrees to indemnify, defend and hold harmless the Nominee from and against any and all losses, liabilities, damages, taxes, costs and expenses actually and reasonably incurred by the Nominee in connection with this Agreement, unless caused by gross negligence, willful default or fraud on the part of the Nominee.

4.	Governing Law and Jurisdiction

(a)	This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

Nominee Agreement between ■ and ■	3 | 4

(b)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out ofor in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be Epalinges, Switzerland.

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Nominee Agreement between ■ and ■	4 | 4

The Participant

[Name]

A.T. Holdings II Sàrl

[Name]	[Name]
[Function]	[Function]